Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Nano Dimension Ltd.:

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin

Certified Public Accountants (Israel) A member firm of KPMG International Tel Aviv, Israel November 21, 2018